Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Lorrie Paul Crum, VP – Corp. Communications	216/896-2750	After hours: 330/666-4196
lcrum@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH – NYSE

PARKER’S FISCAL Q2 NET INCOME UP 49 PERCENT; CASH FLOW REMAINS STRONG

Cleveland, Ohio: January 20, 2004 – Parker Hannifin Corporation (NYSE: PH) today reported a 49-percent increase in fiscal second-quarter net income to $55.8 million, or 47 cents per diluted share, on sales of $1.62 billion for the period ended December 31, 2003. For the same period last year, the company reported quarterly net income of $37.6 million, or 32 cents per diluted share on sales of $1.52 billion.

“This quarter’s results come from improved volume, combined with solid operating performance as we see the benefits from our strategic financial performance initiatives,” said Parker CEO Don Washkewicz. “All of the company’s operating segments recorded year-over-year margin improvement except Aerospace, which still achieved a double-digit operating margin.”

Leading the gain was the North American Industrial segment, which improved operating margin to 7.5 percent on a five percent increase in sales. The company noted improved strength in construction, heavy-duty truck and semiconductor markets. International Industrial units increased sales 18.1 percent (attributed mostly to currency rate changes) and operating margin was 6.7 percent.

In the company’s Climate & Industrial Controls segment (previously included in the “Other” segment), second-quarter sales were relatively flat while operating margin increased to 7.2 percent.

In Aerospace, sales were 1.2 percent lower and operating margin was 11.3 percent.

In the “Other” segment, comprised of Wynn Specialty Chemicals and Astron metal buildings, sales were 11.4 percent higher than the prior year second quarter (mostly the result of currency rate changes) and operating margin improved to 7.0 percent.

Year-to-Date Results

For the first six months of fiscal 2004, the company recorded net income of $112.5 million, or 95 cents per diluted share on sales of $3.21 billion. Net income is up 14.1 percent over last year’s $98.5 million, or 84 cents per diluted share on sales of $3.10 billion.

The company again noted strong cash flow from operations of $378.2 million, or 12 percent of sales, and will continue to look for growth opportunities, as evidenced by its recent tender offer for shares of Denison International plc, which is expected to close in the third fiscal quarter.

“Acquisitions are still an important part of our accelerated growth plan,” said Washkewicz. “We’re very excited about Denison’s solid, profitable performance in Europe and significant presence in Asia, especially in China. We look forward to adding the Denison product line to Parker’s and expanding our total systems capabilities.”

Outlook

For the second half of fiscal-year 2004, the company said it expects sales in the Industrial and Other segments to increase modestly, with continued profitability improvements. Sales and margins are expected to be down slightly in the Climate & Industrial Controls segment. In Aerospace, the company said sales should stabilize, but it did not expect near-term margins to improve without a corresponding improvement in aftermarket volume.

“While we are pleased to see some improvement in this quarter’s operating performance and in recent order trends, we remain hopeful market conditions will continue to improve,” said Washkewicz. “Our balance sheet is getting healthier and we’re staying focused on our Win Strategy to drive growth, profitability and cash flow.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal second-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. The call will be archived on the site for two weeks.

With annual sales exceeding $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 46,000 people in 44 countries around the world. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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PARKER HANNIFIN CORPORATION—DECEMBER 31, 2003

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2003	2002	2003	2002
Net sales	$1,621,021	$1,517,201	$3,207,939	$3,103,105
Cost of sales	1,331,644	1,258,827	2,630,420	2,558,717

Gross profit	289,377	258,374	577,519	544,388
Selling, general and administrative expenses	190,090	177,142	370,294	353,397
Other income (deductions):
Interest expense	(17,342)	(19,356)	(39,122)	(39,050)
Interest and other (expense), net	(574)	(3,830)	(2,119)	(2,204)

	(17,916)	(23,186)	(41,241)	(41,254)

Income before income taxes	81,371	58,046	165,984	149,737
Income taxes	25,600	20,494	53,522	51,210

Net income	$55,771	$37,552	$112,462	$98,527

Earnings per share:
Basic earnings per share	$.47	$.33	$.96	$.85

Diluted earnings per share	$.47	$.32	$.95	$.84

Average shares outstanding during period—Basic	117,490,153	116,279,317	117,196,923	116,255,974
Average shares outstanding during period—Diluted	119,003,881	117,118,546	118,386,575	116,863,141

Cash dividends per common share	$.19	$.18	$.38	$.36

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2003	2002	2003	2002
Net sales
Industrial:
North America	$703,071	$669,905	$1,388,412	$1,397,482
International	441,605	373,921	863,663	739,580
Aerospace	271,973	275,400	538,806	552,721
Climate & Industrial Controls	144,697	144,403	300,647	309,141
Other	59,675	53,572	116,411	104,181

Total	$1,621,021	$1,517,201	$3,207,939	$3,103,105

Segment operating income
Industrial:
North America	$52,869	$27,423	$99,476	$78,468
International	29,602	22,321	60,901	48,967
Aerospace	30,823	42,651	64,778	85,184
Climate & Industrial Controls	10,459	9,965	27,973	24,977
Other	4,162	2,480	9,896	6,312

Total segment operating income	$127,915	$104,840	$263,024	$243,908
Corporate general and administrative expenses	25,164	19,395	48,126	39,493

Income from operations before interest expense and other	102,751	85,445	214,898	204,415
Interest expense	17,342	19,356	39,122	39,050
Other expense	4,038	8,043	9,792	15,628

Income before income taxes	$81,371	$58,046	$165,984	$149,737

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED BALANCE SHEET

(Unaudited) (Dollars in thousands)	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$138,047	$35,365
Accounts receivable, net	926,393	898,888
Inventories	999,779	1,058,579
Prepaid expenses	39,603	41,298
Deferred income taxes	103,106	87,483

Total current assets	2,206,928	2,121,613
Plant and equipment, net	1,632,764	1,674,837
Goodwill	1,140,104	1,079,808
Intangible assets, net	60,561	54,495
Other assets	759,138	660,467

Total assets	$5,799,495	$5,591,220

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$36,142	$580,816
Accounts payable	444,076	371,835
Accrued liabilities	447,744	409,126
Accrued domestic and foreign taxes	88,003	54,899

Total current liabilities	1,015,965	1,416,676
Long-term debt	975,235	773,733
Pensions and other postretirement benefits	937,697	510,206
Deferred income taxes	15,152	90,629
Other liabilities	151,173	128,850
Shareholders’ equity	2,704,273	2,671,126

Total liabilities and shareholders’ equity	$5,799,495	$5,591,220

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2003	2002
Cash flows from operating activities:
Net income	$112,462	$98,527
Depreciation and amortization	127,664	129,827
Net change in receivables, inventories, and trade payables	135,298	52,551
Net change in other assets and liabilities	6,594	(31,920)
Other, net	(3,861)	11,464

Net cash provided by operating activities	378,157	260,449

Cash flows from investing activities:
Acquisitions (less cash acquired of $8 in 2002)	(6,877)	(1,999)
Capital expenditures	(70,736)	(79,053)
Other, net	11,018	10,402

Net cash (used in) investing activities	(66,595)	(70,650)

Cash flows from financing activities:
Net proceeds from common share activity	32,551	2,222
Net (payments of) debt	(408,964)	(162,644)
Dividends	(44,437)	(41,696)

Net cash (used in) financing activities	(420,850)	(202,118)

Effect of exchange rate changes on cash	1,485	1,300

Net (decrease) in cash and cash equivalents	(107,803)	(11,019)
Cash and cash equivalents at beginning of period	245,850	46,384

Cash and cash equivalents at end of period	$138,047	$35,365